Exhibit 99.1

Benitec Biopharma Releases First Quarter 2026 Financial Results and Provides Operational Update

-Fast Track Designation was granted for BB-301 following U.S. Food and Drug Administration (FDA) review of positive interim clinical study results and proprietary Responder Analysis planned for use in pivotal study for BB-301-

-Positive interim clinical study results from the Phase 1b/2a trial of BB-301, showed a 100% responder rate, with all six patients in Cohort 1 meeting the formal statistical criteria for response to BB-301-

-First patient of Cohort 2 successfully treated with BB-301 in Q4 of 2025-

The Company raised approximately $100 million in an oversubscribed public offering of common stock, which is expected to fund advancement of the BB-301 Oculopharyngeal Muscular Dystrophy (OMPD) registrational program and associated regulatory filing activities

HAYWARD, Calif., November 14, 2025 (GLOBE NEWSWIRE) — Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or the “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary “Silence and Replace” DNA-directed RNA interference (“ddRNAi”) platform, today announced financial results for its first fiscal quarter ended September 30, 2025. The Company has filed its quarterly report on Form 10-Q for the quarter ended September 30, 2025 with the U.S. Securities and Exchange Commission (SEC).

“We are fortunate to have achieved several important milestones this year. We previously announced positive interim clinical study results from the Phase 1b/2a trial of BB-301, with a 100% responder rate to BB-301 in Cohort 1. BB-301 was also granted Fast Track Designation by the FDA, and we completed a significant capital raise to fund the advancement of BB-301, which has the potential to become the first approved therapy for the treatment of the central clinical symptom plaguing OPMD patients,” said Jerel A. Banks, M.D., Ph.D., Executive Chairman and Chief Executive Officer of Benitec. “We remain extremely grateful for the strong support from the OPMD community and their families, the clinical research community, and the investment community. We look forward to continued collaboration with the FDA in 2026 to advance the development of BB-301.”

Operational Updates

The key milestones related to the development of BB-301 for the treatment of Oculopharyngeal Muscular Dystrophy (OPMD)-related dysphagia, are outlined below:

•

On November 3rd, the Company announced positive interim clinical study results from its Phase 1b/2a trial of BB-301. Following administration of BB-301, Cohort 1 patients experienced significant and sustained improvements across multiple clinical measures of swallowing function. All 6 patients in Cohort 1 met the formal statistical criteria for response to BB-301, representing a 100% responder rate.

•

Following review of the positive interim clinical study results from the Phase 1b/2a trial of BB-301, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation (FTD) to BB-301 for the treatment of dysphagia associated with Oculopharyngeal Muscular Dystrophy.

•	Benitec also announced the first patient in Cohort 2 of the BB-301 Phase 1b/2a trial has been successfully treated with BB-301.

•	The Company hosted a webcast to discuss the positive interim clinical study results from its Phase 1b/2a trial of BB-301 on Monday November 3rd, and a replay of that event can be found here.

•

As announced on July 9th, in accordance with the protocol for the BB-301 Phase 1b/2a trial, a meeting of the independent data safety monitoring board (DSMB) was convened following the completion of the 28-day post BB-301 dosing visit for the sixth patient enrolled into Cohort 1. The DSMB recommended continuation of subject enrollment for the Phase 1b/2a Clinical Treatment Study.

Corporate Updates:

•

On November 3rd, Benitec announced the addition of Sharon Mates, Ph.D., to its Board of Directors. Dr. Mates served as the Chairman and Chief Executive Officer, and was Co-founder of Intra-Cellular Therapies, a mental health company, from June 2002 until it was acquired for $14.6 billion by Johnson & Johnson in 2025.

•

On November 5th, Benitec announced the pricing of its underwritten public offering of 5,930,000 shares of its common stock and a concurrent registered direct offering of 1,481,481 shares of its common stock with long-term investor Suvretta Capital. Each share of common stock was sold at an offering price of $13.50. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 889,500 shares of common stock on the same terms and conditions. Benitec plans to use the net proceeds from this financing, together with existing cash on hand, to support the continued development and registration of its BB-301 candidate in OPMD, working capital and other general corporate purposes.

Financial Highlights

First Quarter 2026 Financial Results

Total Expenses for the quarter ended September 30, 2025, were $9.8 million compared to $5.8 million for the quarter ended September 30, 2024. The Company incurred $3.4 million of research and development expenses for the quarter ended September 30, 2025 compared to $3.6 million for the quarter ended September 30, 2024. Research and development expenses relate primarily to ongoing clinical development of BB-301 for the treatment of OPMD-related Dysphagia. General and administrative expenses were $6.4 million for the quarter ended September 30, 2025 compared to $2.2 million for the quarter ended September 30, 2024.

The total comprehensive loss from operations for the quarter ended September 30, 2025, was $8.9 million compared to a loss of $5.2 million for the quarter ended September 30, 2024. Net loss attributable to shareholders for the quarter ended September 30, 2025, was $9.0 million, or $(0.22) per basic and diluted share, compared to a net loss of $5.1 million, or $(0.18) per basic and diluted share for the quarter ended September 30, 2024. As of September 30, 2025, the Company had $94.5 million in cash and cash equivalents. On November 5, 2025, Benitec concluded an equity financing grossing approximately $100 million before deducting costs.

BENITEC BIOPHARMA INC.

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	September 30, 2025	June 30, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$94,479	$97,744
Restricted Cash	113	113
Trade and other receivables	7	33
Prepaid and other assets	480	628

Total current assets	95,079	98,518

Property and equipment, net	118	131
Deposits	55	55
Other assets	20	28
Right-of-use assets	755	860

Total assets	$96,027	$99,592

Liabilities and Stockholders’ Equity
Current liabilities:
Trade and other payables	$1,148	$1,022
Accrued employee benefits	463	426
Lease liabilities, current portion	414	354

Total current liabilities	2,025	1,802

Non-current accrued employee benefits	—	—
Lease liabilities, less current portion	403	495

Total liabilities	2,428	2,297

Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $0.0001 par value—5,000,000 shares authorized; no shares issued and outstanding at September 30, 2025 and June 30, 2025, respectively	—	—
Common stock, $0.0001 par value—160,000,000 shares authorized; 26,250,469 and 26,250,469 shares issued and outstanding at September 30, 2025 and June 30, 2025, respectively	2	2
Additional paid-in capital	331,488	326,308
Accumulated deficit	(237,141)	(228,176)
Accumulated other comprehensive loss	(750)	(839)

Total stockholders’ equity	93,599	97,295

Total liabilities and stockholders’ equity	$96,027	$99,592

BENITEC BIOPHARMA INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2025	2024
Revenues	$—	$—
Operating expenses
Royalties and license fees	—	—
Research and development	3,370	3,585
General and administrative	6,433	2,206

Total operating expenses	9,803	5,791

Loss from operations	(9,803)	(5,791)
Other income (loss):
Foreign currency transaction gain (loss)	(89)	93
Interest income (expense), net	1,011	604
Other income (expense), net	(84)	35

Total other income (loss), net	838	732

Net loss	$(8,965)	$(5,059)
Other comprehensive income:
Unrealized foreign currency translation gain (loss)	89	(101)

Total other comprehensive income	89	(101)

Total comprehensive loss	$(8,876)	$(5,160)

Net loss	$(8,965)	$(5,059)
Deemed dividends	—	—
Net loss attributable to common shareholders	$(8,965)	$(5,059)
Net loss per share:
Basic and diluted	$(0.22)	$(0.18)
Weighted average number of shares outstanding: basic and diluted	41,521,280	27,883,624

About BB-301

BB-301 is a novel, modified AAV9 capsid expressing a unique, single bifunctional construct promoting co-expression of both codon-optimized Poly-A Binding Protein Nuclear-1 (PABPN1) and two small inhibitory RNAs (siRNAs) against mutant PABPN1 (the causative gene for OPMD). The two siRNAs are modeled into microRNA backbones to silence expression of faulty mutant PABPN1, while allowing expression of the codon-optimized PABPN1 to replace the mutant with a functional version of the protein. We believe the silence and replace mechanism of BB-301 is uniquely positioned for the treatment of OPMD by halting mutant expression while providing a functional replacement protein. BB-301 has received Orphan Drug Designation from the EMA and Orphan Drug and Fast Track Designations from the FDA.

About Benitec Biopharma, Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary “Silence and Replace” DNA-directed RNA interference platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD). A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Forward Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding Benitec’s plans to develop and commercialize its product candidates, the timing of the completion of pre-clinical and clinical trials, the timing of the availability of data from our clinical trials, the timing and sufficiency of patient enrollment and dosing in clinical trials, the timing of expected regulatory filings, and the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: the success of our plans to develop and potentially commercialize our product candidates; the timing of the completion of preclinical studies and clinical trials; the timing and sufficiency of patient enrollment and dosing in any future clinical trials; the timing of the availability of data from our clinical trials; the timing and outcome of regulatory filings and approvals; the development of novel AAV vectors; our potential future out-licenses and collaborations; the plans of licensees of our technology; the clinical utility and potential attributes and benefits of ddRNAi and our product candidates, including the potential duration of treatment effects and the potential for a “one shot” cure; our intellectual property position and the duration of our patent portfolio; expenses, ongoing losses, future revenue, capital needs and needs for additional financing, and our ability to access additional financing given market conditions and other factors; the length of time over which we expect our cash and cash equivalents to be sufficient to execute on our business plan; unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the FDA and other governmental authorities and other regulatory developments; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the impact of, and our ability to remediate, the identified material weakness in our internal controls over financial reporting; the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Irina Koffler

LifeSci Advisors, LLC

(917) 734-7387

ikoffler@lifesciadvisors.com